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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of Provident Companies, Inc. for the registration of 6,805,125 shares of common stock of Provident Companies, Inc. and to the incorporation by reference therein of our reports dated February 10, 1997 with respect to the consolidated financial statements of Provident Companies, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Chattanooga, Tennessee
April 11, 1997